Exhibit 99.1

Roper Industries, Inc.

Contact Information: Investor Relations +1 (941) 556-2601 investor-relations@roperind.com

Roper Industries Announces Second Quarter Results

Sales, Orders, Operating Income, EBITDA, Net Earnings and Diluted Earnings Per Share All Reached Highest Levels For Any Quarter In Company History

Raising Full Year Guidance

Sarasota, Florida, July 26, 2007 … Roper Industries, Inc. (NYSE: ROP) reported results for its second quarter ended June 30, 2007 that exceeded performance in any quarter in the Company’s history. Diluted earnings per share (DEPS) were $0.66 compared to $0.53 in the second quarter of 2006. Net earnings were up 27% to $61 million. Second quarter sales were $531 million, an increase of 25% over the comparable period in the prior year. Excluding acquisitions, internal sales increased 15%. Net orders were $533 million, an increase of $100 million over the second quarter of 2006; excluding acquisitions, internal orders were up 14%.

"Roper’s orders exceeded sales for the sixth straight quarter, and we achieved exceptional internal sales and orders growth,” said Brian Jellison, Roper's Chairman, President and CEO. “The combination of this growth and our strong operating performance enabled us to increase EBITDA to a record $130 million, and deliver operating cash flow of $78 million, an increase of 62% over the second quarter of 2006. Operating income reached a record $108 million this quarter despite certain one-time costs in the Imaging Segment which reduced its operating margins in the quarter.”

In the second quarter, Roper acquired Dynamic and Hardy Instruments, leading providers of vibration monitoring and process control sensor technology for broad based customer applications. Mr. Jellison commented, “The addition of Dynamic and Hardy Instruments expands solution capabilities in our protective technology businesses. This $31 million dollar investment is expected to generate more than $4 million in EBITDA in the next twelve months. We have deployed $101 million for acquisitions through the first half of 2007 and continue to have an active pipeline of opportunities.”

As a result of its strong second quarter performance and outlook for the remainder of the year, Roper is increasing its full year DEPS guidance from $2.54-$2.64 to $2.60-$2.66. Roper is also increasing its full year EBITDA guidance from $510+ million to $520+ million. The Company is establishing third quarter DEPS guidance of $0.67-$0.69. The Company’s guidance does not include benefits from future acquisitions, but does include the dilutive effect of the Company’s senior subordinated convertible notes based on the stock price on June 30, 2007.

Conference Call to be Held at 10:00 AM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Friday, July 27, 2007. The call can be accessed via webcast or by dialing (800) 565-5442 or +1 (913) 312-1298, using access code 2074673. Webcast information and conference call materials will be made available in the “Investor” section of Roper’s website (www.roperind.com) prior to the start of the call. Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the access code 2074673.

Table 1: EBITDA (Millions)

	Q2 2006	Q2 2007	2007 Full Year Estimates
Net Earnings	$48	$61	$242+
Add: Interest Expense	11	13	54
Add: Income Taxes	26	32	129+
Add: Depreciation and Amortization	20	24	95
Rounding	1	0	0
EBITDA	106	130	520+

About Roper Industries

Roper Industries is a market-driven, diversified growth company with trailing twelve month revenues of $1.9 billion, and is a component of the Fortune 1000, S&P MidCap 400 and the Russell 1000 Indexes. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations. Forward looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. These statements reflect management's current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies. We also face other general risks, including our ability to realize cost savings from our operating initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(Amounts in thousands)

	June 30,	December 31,
ASSETS	2007	2006

CURRENT ASSETS:
Cash and cash equivalents	$ 120,104	$ 69,478
Accounts receivable	330,824	324,514
Inventories	181,304	168,319
Deferred taxes	19,173	17,908
Other current assets	71,348	47,276
Total current assets	722,753	627,495

PROPERTY, PLANT AND EQUIPMENT, NET	105,524	107,003

OTHER ASSETS:
Goodwill	1,690,391	1,651,208
Other intangible assets, net	614,607	544,136
Deferred taxes	25,700	21,702
Other assets	45,330	43,815
Total other assets	2,376,028	2,260,861

TOTAL ASSETS	$ 3,204,305	$ 2,995,359

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 102,684	$ 96,139
Accrued liabilities	174,760	184,148
Income taxes payable	9,173	5,896
Deferred taxes	1,035	1,555
Current portion of long-term debt	314,264	299,911
Total current liabilities	601,916	587,649

NONCURRENT LIABILITIES:
Long-term debt	736,016	726,881
Deferred taxes	198,104	169,994
Other liabilities	44,856	23,996
Total liabilities	1,580,892	1,508,520

STOCKHOLDERS' EQUITY:
Common stock	910	900
Additional paid-in capital	740,331	717,751
Retained earnings	819,718	721,899
Accumulated other comprehensive earnings	84,638	68,666
Treasury stock	(22,184)	(22,377)
Total stockholders' equity	1,623,413	1,486,839

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 3,204,305	$ 2,995,359

Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings (unaudited)

(Amounts in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Net sales	$ 530,636	$ 425,310	$1,009,063	$ 808,033
Cost of sales	268,241	210,427	508,520	400,753

Gross profit	262,395	214,883	500,543	407,280

Selling, general and administrative expenses	154,439	129,491	299,736	254,412

Income from operations	107,956	85,392	200,807	152,868

Interest expense	13,366	11,313	26,838	22,112
Other income/(expense)	(1,230)	(31)	(1,480)	(159)

Earnings from continuing operations before
income taxes	93,360	74,048	172,489	130,597

Income taxes	32,131	25,955	59,826	44,818

Net Earnings	$ 61,229	$ 48,093	$ 112,663	$ 85,779

Earnings per share:
Basic	$ 0.69	$ 0.55	$ 1.28	$ 0.99
Diluted	$ 0.66	$ 0.53	$ 1.22	$ 0.95

Weighted average common and common equivalent shares outstanding:
Basic	88,359	86,919	88,139	86,492
Diluted	92,915	91,043	92,581	90,350

Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(Amounts in thousands)

	Six months ended
	June 30,
	2007	2006

Net earnings	$ 112,663	$ 85,779
Depreciation	15,685	13,927
Amortization	30,587	25,536
Other, net	(23,383)	(19,486)
Cash provided by operating activities	135,552	105,756

Business acquisitions, net of cash acquired	(100,761)	(63,454)
Capital expenditures	(12,725)	(16,807)
Other, net	(2,759)	(870)
Cash used by investing activities	(116,245)	(81,131)

Debt borrowings (payments), net	23,621	(29,322)
Excess windfall tax benefit from stock awards	5,458	2,483
Dividends	(11,437)	(10,189)
Other, net	11,540	10,931
Cash provided by/(used by) financing activities	29,182	(26,097)

Effect of exchange rate changes on cash	2,137	1,739

Net increase in cash and equivalents	50,626	267
Cash and equivalents, beginning of period	69,478	53,116

Cash and equivalents, end of period	$120,104	$53,383

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)

(Amounts in thousands and percents of net sales)

	Three months ended June 30,				Six months ended June 30,
	2007		2006		2007		2006
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Industrial Technology	$ 161,333		$ 136,783		$ 315,839		$ 261,580
Energy Systems & Controls	126,036		75,915		230,011		144,624
Scientific & Industrial Imaging	93,683		85,644		185,711		166,422
RF Technology	149,584		126,968		277,502		235,407
Total	$ 530,636		$ 425,310		$1,009,063		$ 808,033

Gross profit:
Industrial Technology	$ 76,584	47.5%	$ 65,668	48.0%	$ 150,013	47.5%	$ 126,526	48.4%
Energy Systems & Controls	66,809	53.0%	41,641	54.9%	120,252	52.3%	77,664	53.7%
Scientific & Industrial Imaging	51,166	54.6%	48,212	56.3%	102,387	55.1%	92,708	55.7%
RF Technology	67,836	45.3%	59,362	46.8%	127,891	46.1%	110,382	46.9%
Total	$ 262,395	49.4%	$ 214,883	50.5%	$ 500,543	49.6%	$ 407,280	50.4%

Operating profit*:
Industrial Technology	$ 40,546	25.1%	$ 32,174	23.5%	$ 78,656	24.9%	$ 59,742	22.8%
Energy Systems & Controls	29,903	23.7%	19,037	25.1%	49,721	21.6%	33,969	23.5%
Scientific & Industrial Imaging	17,680	18.9%	18,027	21.0%	37,068	20.0%	33,871	20.4%
RF Technology	30,603	20.5%	24,596	19.4%	55,672	20.1%	43,024	18.3%
Total	$ 118,732	22.4%	$ 93,834	22.1%	$ 221,117	21.9%	$ 170,606	21.1%

Net Orders:
Industrial Technology	$ 163,102		$ 151,791		$ 325,864		$ 286,794
Energy Systems & Controls	122,693		77,928		230,756		142,347
Scientific & Industrial Imaging	86,207		79,307		182,579		159,382
RF Technology	160,809		124,395		286,608		237,501
Total	$ 532,811		$ 433,421		$1,025,807		$ 826,024

* Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $10,776 and $8,442 for the three months ended June 30, 2007 and 2006, respectively, and $20,310 and $17,738 for the six months ended June 30, 2007 and 2006, respectively.